Exhibit 99.3

Aaron’s Directors Raise Cash Dividend Over 11%

ATLANTA, March 1, 2023 – The Aaron’s Company, Inc. (NYSE: AAN), a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions, today announced that its Board of Directors has raised its quarterly cash dividend to $0.125 per share and declared such dividend payable April 4, 2023, to shareholders of record as of the close of business on March 16, 2023. This is an increase of over 11% from the previous quarterly cash dividend of $0.1125 per share.

About The Aaron’s Company, Inc.
Headquartered in Atlanta, The Aaron’s Company, Inc. (NYSE: AAN) is a leading, technology-enabled, omnichannel provider of lease-to-own and retail purchase solutions of appliances, electronics, furniture, and other home goods across its brands: Aaron’s, BrandsMart U.S.A., BrandsMart Leasing, and Woodhaven. Aaron’s offers a direct-to-consumer lease-to-own solution through its approximately 1,275 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform. BrandsMart U.S.A. is one of the leading appliance retailers in the country with ten retail stores in Florida and Georgia, as well as its e-commerce platform. BrandsMart Leasing offers lease-to-own solutions to customers of BrandsMart U.S.A. Woodhaven is the Company's furniture manufacturing division. For more information, visit investor.aarons.com, aarons.com, and brandsmartusa.com.

Investor Relations Contact: Call: 678-402-3590, Email: InvestorRelations@aarons.com
Media Relations Contact: Call: 678-402-3591, Email: MediaRelations@aarons.com

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